Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, November 9, 2012 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and nine-month periods ended September 30, 2012.

For the three-month period ended September 30, 2012, the Company reported a net loss available to common shareholders of $3.2 million as compared to a net loss of $170,000 for the second quarter of 2012 and a net loss of $7.1 million for the third quarter of 2011. The net loss per diluted common share was $0.82 for the third quarter of 2012 compared with a net loss per share of $0.04 for the second quarter of 2012 and a net loss per share of $1.82 for the third quarter of 2011.

For the nine-month period ended September 30, 2012, the Company reported a net loss available to common shareholders of $6.1 million or $1.56 per common share, compared to a net loss of $20.4 million or $5.23 per common share for the nine-month period ended September 30, 2011.

During the first nine months of 2012, the Company realized gains on investment securities of $2.1 million, which resulted in income tax expense of $409,000. The Company also had a non-recurring gain on bank owned life insurance of $415,000 during the second quarter of 2012. The Company continues to reevaluate and maintain its foreclosed real estate, which resulted in expenses of $2.4 million in the first nine months of 2012. This is an improvement compared to expenses of $4.1 million associated with foreclosed real estate in the first nine months of 2011.

The Company’s net interest margin was 2.81% in the third quarter of 2012, which is a decrease from 2.93% in the third quarter of 2011. Noninterest expense through September 30, excluding the costs related to foreclosed real estate, only increased 2.9% in 2012 versus 2011 and for the three-month periods decreased 3.1% in the third quarter of 2012 versus 2011. The increase year over year was mainly driven by increased FDIC premiums, legal expenses, and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011.

The Company continues with significant improvement in the levels of nonperforming assets for the sixth consecutive quarter. As of September 30, 2012, the Company’s nonperforming assets decreased to $13.5 million and amounted to 3.02% of total assets as compared to $16.9 million or 3.58% of total assets as of June 30, 2012, and compared to $28.9 million, or 5.72% of total assets as of September 30, 2011. The allowance for loan losses was 2.65% of total loans as of September 30, 2012. Net loan charge-offs amounted to $1.6 million for the third quarter of 2012, an increase from $740,000 in the second quarter of 2012 and a decrease from $3.6 million in the third quarter of 2011.

Total assets at September 30, 2012 amounted to $448.3 million, a decrease of 11.4% when compared to $505.9 million as of September 30, 2011. Loans totaled $280.7 million at September 30, 2012, a decline of 13.6% from a year earlier, and deposits decreased 7.9% over the prior year to $384.5 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by 35.3% since September 30, 2011.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.37% and 4.73% respectively, while its total capital to risk-weighted assets ratio was 5.99% as of September 30, 2012.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by the OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2012	2011

Assets:

Cash and due from banks, noninterest-bearing	$3,987	$4,922
Temporary investments	17,553	27,061
Investment securities	121,387	113,768
Loans	280,671	324,757
Less, allowance for loan losses	(7,450)	(8,691)

Total loans, net	273,221	316,066
Premises and equipment, net	11,911	12,448
Other real estate owned	5,424	9,825
Bank owned life insurance	10,447	10,640

Other assets	4,343	11,147

Total Assets	$448,273	$505,877

Liabilities:

Noninterest bearing demand deposits	$34,756	$34,446
Interest-checking deposits	39,138	38,527
Savings and money market deposits	106,541	103,163
Time deposits	204,095	241,422

Total deposits	384,530	417,558

Securities sold under repurchase agreements	45,379	45,412
Federal Home Loan Bank advances	-	10,000
Subordinated debt	7,855	7,855
Other liabilities	1,919	1,809

Total Liabilities	439,683	482,634

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(496)	(787)
Common stock, $5 par value per share	19,479	19,486
Additional paid-in capital	12,991	12,984
Retained earnings (loss)	(37,463)	(23,233)
Accumulated other comprehensive income	900	1,614

Total Shareholders’ Equity	8,590	23,243

Total Liabilities and Shareholders’ Equity	$448,273	$505,877

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,897,174

Book value per common share	$(1.18)	$2.58

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2012	2011	2012	2011
Interest income
Interest and fees on loans	$3,571	$4,276	$10,905	$13,415
Interest on securities	723	823	2,043	2,422
Other interest income	13	16	59	42

Total interest income	4,307	5,115	13,007	15,879

Interest expense
Interest on deposits	779	1,075	2,530	3,405
Interest on borrowed funds	570	571	1,698	2,075

Total interest expense	1,349	1,646	4,228	5,480

Net interest income	2,958	3,469	8,779	10,399
Provision for loan losses	1,471	5,650	2,996	14,567

Net interest income (loss) after provision for loan losses	1,487	(2,181)	5,783	(4,168)

Noninterest income
Customer service fees	297	318	867	951
Increase in value of banked owned life insurance	89	91	685	269
Gains on investment securities	-	-	2,147	6
Other income	5	6	20	16

Total noninterest income	391	415	3,719	1,242

Noninterest expense
Salaries and benefits	1,723	1,757	5,266	4,947
Occupancy and equipment	468	502	1,451	1,571
FDIC insurance assessments	405	345	1,225	949
Data processing expense	257	218	737	654
Valuation provisions and net operating costs associated with foreclosed real estate	1,324	1,053	2,415	4,050
Other	1,048	1,205	3,371	3,591

Total noninterest expenses	5,225	5,080	14,465	15,762

Income (Loss) before income taxes	(3,347)	(6,846)	(4,963)	(18,688)
Provision for income taxes	(383)	-	409	996

Net income (loss)	$(2,964)	$(6,846)	$(5,372)	$(19,684)

Dividends and accretion on preferred stock	(239)	(234)	(714)	(698)

Net loss available to common shareholders	$(3,203)	$(7,080)	$(6,086)	$(20,382)

Loss per common share:
Basic	$(0.82)	$(1.82)	$(1.56)	$(5.23)
Diluted	$(0.82)	$(1.82)	$(1.56)	$(5.23)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,897,174	3,895,840	3,897,174
Diluted	3,895,840	3,897,174	3,895,840	3,897,174

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the nine months ended September 30
	2012	2011	Change*
Average balance sheet data
Average loans	$291,858	$350,768	(16.79)%
Average earning assets	432,317	482,482	(10.40)
Average total assets	472,327	531,712	(11.17)
Average common shareholders’ equity	(2,034)	22,222	(109.15)
Average total shareholders’ equity	11,145	35,401	(68.52)

Period-end balance sheet data:
Total loans	$280,671	$324,757	(13.58)%
Allowance for loan losses	(7,450)	(8,691)	(14.28)
Total assets	448,273	505,877	(11.39)
Total deposits	384,530	417,558	(7.91)
Total common shareholders’ equity	(4,589)	10,064	(145.60)
Total shareholders’ equity	8,590	23,243	(63.04)

Asset quality indicators
Net loan charge-offs	$3,647	$12,739	(71.38)%
Total nonperforming loans	8,124	19,116	(57.50)
Total nonperforming assets	13,549	28,941	(53.18)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.67%	4.86%	(319	)BP
Nonperforming loans to total loans	2.89	5.89	(299)
Nonperforming assets to total assets	3.02	5.72	(270)
Nonperforming assets to loan-related assets	4.74	8.65	(391)
Allowance for loan losses to total loans	2.65	2.68	(2)

Financial ratios
Return on average assets **	(1.52)%	(4.95)%	343	BP
Return on average common shareholders’ equity **	N/M	(122.63)	N/M
Net interest margin **	2.71	2.88	(17)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(1.56)	$(5.23)	70.17%
Diluted earnings (loss) per common share	(1.56)	(5.23)	70.17
Book value per common share	(1.18)	2.58	(145.61)

*	BP denotes basis points. N/M denotes not meaningful.

** ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended September 30
	2012	2011	Change*
Average balance sheet data
Average loans	$282,639	$334,427	(15.49)%
Average earning assets	418,426	469,433	(10.87)
Average total assets	456,774	516,355	(11.54)
Average common shareholders’ equity	(4,462)	15,148	(129.46)
Average total shareholders’ equity	8,717	28,327	(69.23)

Asset quality indicators
Net loan charge-offs	$1,562	$3,645	(57.14)%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	2.20%	4.32%	(212	)BP

Financial ratios
Return on average assets **	(2.58)%	(5.26)%	268	BP
Return on average common shareholders’ equity **	N/M	(185.44)	N/M
Net interest margin **	2.81	2.93	(12)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.82)	$(1.82)	54.95%
Diluted earnings (loss) per common share	(0.82)	(1.82)	54.95
Book value per common share	(1.18)	2.58	(145.61)

*	BP denotes basis points. N/M denotes not meaningful.

** ratio annualized.